EXHIBIT 5(b)

Merrill Lynch, Pierce, Fenner & Smith Incorporated

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Amended and Restated

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

You have invited us to become a selected dealer to distribute shares of the open-end investment companies listed on Part 1 of Schedule A hereto (“Open-end Funds”) and shares of the closed-end investment companies listed on Part 2 of Schedule A hereto (“Closed-end Funds”), as amended from time to time in accordance with paragraph 10(d) hereunder (hereinafter collectively referred to as the “Funds” or, individually, as the “Fund”), for which you are the principal underwriter and distributor on the following terms:

1.                                      Purchases of Fund Shares for Sale to Customers

(a)                                  We agree that all purchases by us from you shall be made only to cover orders received by us from our customers, or for our own bona fide investment.  We shall not effect any transactions in any shares registered in the name of, or beneficially owned by, any customer unless such customer has granted us full right, power and authority to effect such transaction on his behalf.

(b)                                 We agree to sell shares of the Funds to our customers subject to minimum investment requirements applicable to each order and at the applicable public offering price described in the prospectus and statement of additional information of such Fund in effect on the date of the sale (the prospectus and statement of additional information as of any such sale date or of any applicable redemption or repurchase date being sometimes referred to together herein as the “then current prospectus”), provided, however, that it is understood that we assume no responsibility or liability for the determination of such price.

(c)                                  We shall not withhold placing orders received from our customers so as to profit ourself as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price to our customers).

(d)                                 We understand that all orders are subject to acceptance or rejection by you or the Fund in the sole discretion of either. No conditional order will be accepted by the Fund on any basis other than a definite price. The handling of orders by the parties shall be subject to such procedures as may be mutually agreed upon from time to time.

(e)                                  With respect to the Closed-end Funds, in the event we transmit indications of interest to you for accumulation prior to the effective date of the Fund’s registration statement (the “Effective Date”), we will be responsible for confirming such indications of interest with our customers following the Effective Date. Indications of interest with respect to shares transmitted to you prior to the Effective Date will be conditioned upon the occurrence of the Effective Date and the registration or qualification of the shares in the respective state.

(f)                                    No Closed-end Fund will issue fractional shares.

(g)                                 You may, in your sole discretion, allocate shares of any Closed-end Fund among brokers and dealers participating in the Initial Offering Period or among brokers, dealers and banks in the Continuing Offering Period, as the case may be, on other than a pro rata basis, which may result in certain brokers, dealers and banks not being allocated the full amount of shares sold by them while certain other brokers, dealers and banks may receive their full allocation.

(h)                                 We agree that with respect to orders for shares of any Closed-end Fund, we will transmit such orders received during the Initial Offering Period to you within the time period as specified in the Prospectus of the Fund involved (or in the time period as extended by you in writing). We also agree to transmit any customer order received during the Continuous Offering Period to you prior to the time that the public offering price for such Fund is next determined after our receipt of such order as set forth in the Fund’s Prospectus. There is no assurance that a Fund will engage in a continuous offering of shares.

(i)                                     During the Initial Offering Period and any Continuous Offering Period for any Closed-end Fund, we agree to supply you, not less frequently than once a week by Friday, 5:00 p.m. Eastern Time, during such Fund’s Initial Offering Period, a list setting forth by state and in the aggregate all indications of interest and, during any Continuous Offering Period, orders for shares received by us for such Fund during such week (or lesser period of time), and a list setting forth by name and location each registered representative making said sales and indicating the amount of all sales or offers per Fund to date.

(j)                                     Payment for Fund shares purchased by us shall be made on the settlement date specified in your confirmation by New York Clearing House Funds or by Federal Funds wire or any same day funds. If such payment is not received by you, you reserve the right, without notice, either to cancel the sale, or, at your option, to sell the shares ordered back to such Fund, and in either case, you may hold us responsible for any direct loss suffered by you or by such Fund resulting from our failure to make payment as aforesaid.

2.                                      Selling Procedures/Sales Materials

(a)                                  “Sales Material,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

(b)                                 We shall not make any representation concerning the Funds or their securities except those contained in the then current prospectus or any Sales Materials furnished by you relating to the Funds. (We assume no responsibility or liability for representations contained in any of such documents.) You agree to notify us in writing at the address specified in paragraph (c) of any change to the prospectus or statement of additional information of each Fund, specifying such change, at least 10 days before making such change, provided that if such notice is not reasonably practicable, you may provide us with the required notice within such other period as is reasonable under the circumstances, but, in any event, not later than concurrently with such change.

(c)                                  You agree to supply to us at your expense additional copies of the prospectus, statement of additional information, shareholder materials, periodic reports and proxy statements for each of the Funds and any printed supplemental material in reasonable quantities upon request. We agree to deliver copies of the above materials to customers and potential customers in accordance with applicable law and the rules of the Securities and Exchange Commission (“SEC”). Further, you agree to provide to our Mutual Funds Marketing Department (the “Marketing Department”) copies of the most recent amended or supplemented prospectus and statement of additional information of each Fund, and such other SEC filing as we may request, in reasonable quantities upon our request. Such materials shall be mailed to us at Merrill Lynch Mutual Funds Marketing, Attention:  Mutual Funds Administration, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(d)                                 You agree not to distribute any Sales Materials (other than copies of the then current prospectus) to any of our employees or sales offices unless the distribution of such materials has been approved in writing by our Marketing Department in accordance with written procedures (as amended from time to time) distributed by the Marketing Department. In approving such materials for distribution within our offices or through our sales offices to our customers, we assume no responsibility or liability for the representations or any omissions contained in any Sales Materials nor for representations or any omissions contained in the prospectus or statement of additional information relating to the Fund.

(e)                                  With the exception of (i) listings of product offerings; (ii) materials in the public domain (e.g., magazine articles and trade publications); and (iii) materials used by us on an internal basis only, we agree not to furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Materials, except such Sales Materials relating to the Fund as may be distributed to us by you or approved for distribution by you upon our request.

(f)                                    With respect to Funds offering multiple classes of shares subject to differing sales charges, we have established compliance procedures designed to ensure that our customers are aware of the available methods of mutual fund financing and to ensure proper supervision of mutual fund recommendations.

(g)                                 We agree that we shall not offer or sell shares of a Fund except in compliance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities.

3.                                      Redemption/Repurchase/Transfer of Fund Shares and Exchanges

(a)                                  If we purchase shares from our customers for redemption by the Fund or repurchase by you, we agree to pay such customers not less than the applicable redemption price (i.e., the currently quoted net asset value minus any applicable sales charges or redemption fees) determined as set forth in the then current prospectus of the Fund, provided, however, that it is understood that we assume no responsibility or liability for the determination of such price.

(b)                                 We shall not withhold placing redemption or repurchase orders received from our customers so as to profit ourself as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price to our customers).

(c)                                  Redemption and repurchase orders are subject to such procedures as are set forth in the current prospectus, provided that any order placed by us regarding the redemption or repurchase of Fund shares is subject to timely receipt by you or the Fund’s transfer agent of all required documents.

(d)                                 It is understood that shares of Closed-end Funds will not be repurchased by either the Fund involved or you, and that no secondary market for any shares exists currently, or is expected to develop. While a Closed-End Fund may from time to time conduct tender offers to repurchase shares as set forth in its Prospectus, such Fund may not repurchase all or any of the shares that a shareholder tenders. Accordingly investment in such Fund’s shares would be considered illiquid. ANY REPRESENTATION AS TO A TENDER OFFER BY SUCH FUND, OTHER THAN THAT WHICH IS SET FORTH IN THE FUND’S THEN CURRENT PROSPECTUS, IS EXPRESSLY PROHIBITED.

(e)                                  Where shares of a Fund are held in the name of our customer directly at the Fund’s transfer agent with us listed as the broker-dealer of record, and the customer requests that such shares be transferred to the name of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) as nominee, you undertake to provide to us as soon as is practicable the account history in connection with processing a transfer request. Following a period of five days after we request such information pursuant to this subparagraph, you agree to pay a fee of $5 per order for each information request that is outstanding for the next 30 days or less.  For information requests outstanding after the expiration of 30 days following the initial five day period, you agree to pay an additional monthly fee of $20 per order for every additional 30 days that such information request remains outstanding. Such fee will be payable to us upon your receipt of our bill related thereto.

(f)                                    Exchanges of shares between Funds will be effected in the manner and subject to the restrictions and charges described in the then current prospectuses of the relevant Funds. The handling of exchanges will be further subject to such other procedures as may be mutually agreed upon from time to time.

4.                                      Pricing Errors

You agree to notify us promptly whenever an error is made in the pricing of shares of a Fund and to indemnify us and hold us harmless against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, any losses suffered by our clients and any additional costs and expenses related to the price correction, such as research costs, expenses related to developing computer software specifically for the price correction, processing overtime and notices to customers) to which we may become subject insofar as any such loss, claim, damage, liability or expense arises out of or is based on any error or alleged error made in the pricing of shares of a Fund. Payment shall be made by you promptly upon receipt of a bill from us stating the costs of the price correction and the expenses related thereto.

5.                                      Compensation

(a)                                  We understand that you will compensate us only in the case of purchases made for our customers, and then only where (i) an order for the purchase of securities is obtained by a registered representative in the employ of Merrill Lynch & Co., Inc. (“ML & Co.”) or a direct or indirect subsidiary or other affiliate thereof and remitted to you promptly by us; (ii) a subsequent investment is made to an account established by registered representative of ML & Co, or other affiliate thereof; (iii) a subsequent investment is made to an account established by a broker-dealer other than us and is accompanied by a signed request from the account shareholder that a registered representative in the employ of ML & Co. or a direct or indirect subsidiary or other affiliate thereof receive the commission for that investment and/or for subsequent investment made in such account; or (iv) shares of a Fund are held by a customer directly at the Fund’s transfer agent where we are listed as the broker-dealer of record.

(b)                                 We understand and agree that the applicable sales charge (whether assessed on a front-end or deferred basis) and the dealer concession payable to us for the sale of each class of shares of each Fund will be in any amount as set forth in the then current prospectus of the Fund or, in the alternative, as set forth in Schedule B hereto, as amended from time to time by mutual agreement of the parties. The parties agree that the applicable sales charge and dealer concession for any Fund added by amendment to this Agreement shall be the sales charge and dealer concession as set forth in the then current prospectus of such Fund or, in the alternative, as set forth in an amendment to Schedule B.

(c)                                  We understand and agree that in accordance with paragraph (b), shares may be purchased by our customers pursuant to a right of accumulation, a letter of intention, or other circumstance permitting a reduction or waiver of any applicable sales charge or dealer concession; however, if our customer fails to fulfill a letter of intention, you will pay us the amount required to reflect the appropriate concession based on actual purchases made by the customer. We agree to advise you of any letter of intention executed by our customers or any available right of accumulation in accordance with applicable procedures.

(d)                                 In the case of any sale of shares of a Fund for which a front-end sales charge is waived because of the size of the purchase, you agree to pay to us a “finder’s fee” in such amount as set forth in the then current prospectus of the Fund or as agreed upon by us in

Schedule B. Such fee will be payable on the date of settlement of any such sale of shares of each Fund, provided, however, that in an event the amount of the fee is subject to incremental changes based upon the dollar amount of the aggregate sales, you shall use your best efforts to pay such finder’s fee as soon as possible but in no event later than five weeks after the date of settlement of such sale.

(e)                                  Certain of the Funds have adopted or may, in the future, adopt a plan (the “Plan”) pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) or that provide for the servicing of shareholder accounts. To the extent we provide services under the terms of the Plan in connection with the sale of a Fund’s shares or servicing of the accounts of our customers, you shall pay us a fee upon the terms and conditions as set forth in the Plan and in the then current prospectus of such Fund or, in the alternative, as set forth in Schedule C hereto. We expressly acknowledge and understand that there is no Rule 12b-1 Plan for any Closed-end Fund.

(f)                                    In addition to the fees discussed above and notwithstanding any termination of a Plan as described in paragraph (e), you shall pay us a fee as set forth in Schedule D hereto in exchange for which we will provide the services listed in Schedule D. Paragraphs (a) through (f) shall survive the termination of this Agreement for sales that occur before such termination and for sales with respect to which 12b-1 fees continue to apply and payment due under Schedule D.

6.                                      NASD Membership

(a)                                  You and we are registered and/or licensed as a broker and/or dealer under the federal and applicable state laws. You and we represent and warrant to each other that you and we are each members of the National Association of Securities Dealers, Inc. (the “NASD”).

(b)                                 Each of us agrees to notify the other immediately if we cease to be registered or licensed as a broker or dealer or fail to be a member in good standing of the NASD.

(c)                                  You and we agree to abide by the rules and regulations of the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules.

7.                                      Compliance with Regulatory Requirements

You represent and warrant to us the following:

(a)                                  Each Fund has filed a registration statement (a “Registration Statement”) with the SEC relating to its shares under the Securities Act of 1933 (the “1933 Act”) on either Form N-1A or Form N-2, including a prospectus and a statement of additional information. The Registration Statement (including the prospectus and the statement of additional information) conforms in all respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder.

(b)                                 To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless we are notified in writing to the contrary. We may rely solely on such representation in selling the shares, but you assume no responsibility or obligation as to our right as a broker-dealer to sell shares of the Funds in any state or jurisdiction.

(c)                                  The then current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with the rules and regulations of the NASD, including, without limitation, disclosure of all compensation of the type described in paragraph 5 hereof as required by Rule 2830 of the NASD Conduct Rules. Such fees and charges will be in compliance with the rules and regulations of the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules.

(d)                                 Each investment adviser of each Fund is registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required.

(e)                                  The Registration Statement (including the prospectus and statement of additional information) and any Sales Materials relating to the Fund provided by you to us do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(f)                                    All Sales Materials will comply in all material respects with the rules and regulations of the SEC, the NASD and any states having such rules and regulations and will be filed with the NASD or SEC and the relevant states as required by the rules and regulations of the NASD, the SEC and such states, respectively.

(g)                                 The foregoing representations and warranties will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then current prospectus of the Fund).

8.                                      Indemnification

(a)                                  You agree to indemnify us (for the purposes of this Section 8, “us” and “we” shall mean Merrill Lynch, the officers, directors and employees of Merrill Lynch, and any person who is or may be deemed to be a controlling person of Merrill Lynch) and hold us harmless against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the 1933 Act, the 1940 Act, or otherwise, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any untrue statement of a material fact or alleged untrue statement of a material fact contained in any Registration Statement of any Fund (including any prospectus or statement of additional information which is part of any such Registration Statement) or any amendment or supplement thereto or in any Sales Material relating to a Fund provided to us by you (whether or not we have approved the use of such Sales Materials), or arises out of or is based on the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. This indemnity agreement will be in addition to any liability which you may otherwise have. No indemnity by you hereunder shall apply in respect of any prospectus, statement of additional information or Sales Materials used at a time not authorized under the 1933 Act or the regulations adopted thereunder, provided that you have informed us in writing that there is no such authorization.

(b)                                 If we seek indemnity under this Section we shall, promptly after receipt of notice of commencement of any action, suit or proceeding against us, give written notice of the commencement of such action, suit or proceeding to you, but the omission so to notify you shall not relieve you from any such obligation of indemnification you may otherwise have hereunder except to the extent of any damages resulting from such failure. In case such notice of any such action shall be so given, you shall be entitled to participate at your own expense in the defense, or, if you so elect, to assume the defense of such action, in which event such defense shall be conducted by counsel (reasonably satisfactory to us) chosen by you; provided, however, that you shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both you and us and in which counsel to either of us has advised that there may be legal defenses available to us which are different from or in addition to those available to you. If you do not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, you will reimburse us for the reasonable fees and expenses of any counsel retained by us. Payment (other than the reimbursement of our legal and other related fees and expenses, which will be payable to us upon your receipt of our bill related thereto) shall be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim. No action for which indemnification is sought by us under this Section shall be settled without your prior written consent nor shall any settlement be agreed to by you unless such settlement contains a complete release of us with respect to such claims. In any action in which you have elected to assume the defense, we shall bear the fees and expenses of any additional counsel we retain, unless either of us has retained separate counsel because there are legal defenses available to one of us which are different from or in addition to those available to the other of us, in which case you shall bear the fees and expenses of our counsel as well.

(c)                                  This Section 8 shall survive the termination of this Agreement.

9.                                      Termination

Either party hereto may cancel this Agreement upon 30 days’ prior written notice to the other. This Agreement may be amended upon the mutual written agreement of the parties hereto. This Agreement shall be in substitution of any prior agreement between us regarding the distribution of these shares.

10.                               Miscellaneous

(a)                                  We understand and agree that we are acting as principal under this Agreement, and that we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection therewith. In no transaction involving shares of a Fund shall we have any authority to act as an agent for the Fund or for you. Nothing shall constitute us as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with you.

(b)                                 Each Fund reserves the right in its discretion and you reserve the right, in your discretion and without notice to us, subject to applicable law, to suspend sales or redemptions or to withdraw the offering of shares of the Fund.

(c)                                  All communication shall be sent to us at our offices at Merrill Lynch Mutual Funds Marketing, Attention: Mutual Funds Administration, 800 Scudders Mill Road, Plainsboro, New Jersey 08536 and to you at the address you have provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was either delivered personally to the other party or any officer or member thereof or was either received by express delivery or telecopy (with receipt) by the other party at his or her address specified in this Agreement. A copy of all notices to you under this Agreement shall also be sent simultaneously to BlackRock Advisors, Inc. at 345 Park Avenue, 29th Floor, New York, N.Y. 10154; Attn: Anne Ackerley by one or more of the means described above. Either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

(d)                                 We may amend this Agreement unilaterally, at any time and from time to time, to add additional Fund(s) to Schedule A hereof by delivery to you, of a new or amended Schedule A containing the names of the additional Fund(s). Each of us hereby agrees that any such amendment will not be required to be signed by you but only by us. However, such amendment shall only become effective and part of this Agreement and be deemed binding upon the first sale by us of any shares of such additional Fund.

(e)                                  This Agreement shall become effective as of the date when it is executed and dated by you below. This Agreement shall be governed by the laws of the State of New York.

(f)                                    If a dispute arises between us and you with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure (the “NASD Code”). The parties agree, that to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:
William J. Rittling
Vice President
Director, Non-Proprietary Funds

Accepted:

BlackRock Distributors, Inc. (formerly Compass Distributors, Inc.)

By:	/s/ Philip H. Rinnander

Philip H. Rinnander
Name

President
Title

Address:	3200 Horizon Drive
King of Prussia, Pennsylvania 19406

Originally Executed: May 28, 1996

Amended and Restated: December 1, 2000

SCHEDULE A

Park 1— Participating BlackRock Open-end Funds
Micro-Cap Equity Portfolio	I, A, B, C classes
Small Cap Growth Equity Portfolio	I, A, B, C classes
Small Cap Value Equity Portfolio	I, A, B, C classes
Mid-Cap Growth Equity Portfolio	I, A, B, C classes
Mid-Cap Value Equity Portfolio	I, A, B, C classes
Large Cap Growth Equity Portfolio	I, A, B, C classes
Large Cap Value Equity Portfolio	I, A, B, C classes
Select Equity Portfolio	I, A, B, C classes
Index Equity Portfolio	I, A, B, C classes
Balanced Portfolio	I, A, B, C classes
Global Science & Technology Portfolio	I, A, B, C classes
International Equity Portfolio	I, A, B, C classes
Asia Pacific Equity Portfolio	I, A, B, C classes
European Equity Portfolio	I, A, B, C classes
International Emerging Markets Portfolio	I, A, B, C classes
International Small Capital Equity Fund	I, A, B, C classes
Low Duration Bond Portfolio	I, A, B, C classes
GNMA Portfolio	I, A, B, C classes
High Yield Bond Portfolio	I, A, B, C classes
Intermediate Bond Portfolio	I, A, B, C classes
Intermediate Government Bond Portfolio	I, A, B, C classes
Core Bond Portfolio	I, A, B, C classes
Managed Income Portfolio	I, A, B, C classes
Government Income Portfolio	A, B, C classes
International Bond Portfolio	I, A, B, C classes
Tax-Free Income Portfolio	I, A, B, C classes
Delaware Tax-Free Income Portfolio	I, A, B, C classes
Kentucky Tax-Free Portfolio	I, A, B, C classes
New Jersey Tax-Free Income Portfolio	I, A, B, C classes
Pennsylvania Tax-Free Income Portfolio	I, A, B, C classes
Ohio Tax-Free Income Portfolio	I, A, B, C classes

Part 2 — Participating BlackRock Closed-end Funds
The BlackRock 2012 Term Trust

SCHEDULE D

We understand and agree that you shall pay to us, or cause to be paid to us, a fee of $50,000. In exchange for this fee we agree to set up support services for the sale of each new Fund, including due diligence, legal review, training, marketing and the establishment of operations and systems support. In addition, you agree to pay us the following fees with respect to the Open-end Funds: (i) a monthly fee of 25 basis points of total new gross sales of shares of any class of each Fund (excluding sales from reinvestment of distributions and exchanges of shares of one or more Funds for any other Fund or Funds), payable in arrears, and (ii) an annual fee, payable quarterly, of 10 basis points of the value of Fund shares (including sales from exchanges of shares of one or more Funds for any other Fund or Funds) held by our customers for more than one year, for our continuing due diligence, training and marketing. In computing the annual fee for shares purchased as the result of exchanges of shares of one or more Funds for any other Fund or Funds, the period of ownership will be measured from the date of purchase of the original shares. Such fees will be payable to us upon receipt of our bill related thereto.